Exhibit 10.1

Execution Version

AMENDMENT NO. 1 AND CONSENT

This Amendment No. 1 and Consent dated as of February 28, 2012 (this “Agreement”) is among Stone Energy Corporation, a Delaware corporation (the “Borrower”), Stone Energy Offshore, L.L.C., a Delaware limited liability company (the “Guarantor”), the financial institutions party to the Credit Agreement described below as Banks (the “Banks”), and Bank of America, N.A., as Agent for the Banks (the “Agent”) and as Issuing Bank (the “Issuing Bank”).

INTRODUCTION

A. The Borrower, the Banks, the Issuing Bank, and the Agent have entered into the Third Amended and Restated Credit Agreement dated as of April 26, 2011 (the “Credit Agreement”).

B. The Guarantor entered into that certain Amended and Restated Guaranty dated as of April 26, 2011 (the “Stone Offshore Guaranty”).

C. The Borrower intends to issue unsecured convertible senior notes due 2017 pursuant to an indenture to be entered into by the Borrower, the Guarantor, and a trustee to be determined (the “2012 Notes”).

D. The Borrower intends to enter into the Options and Warrants (as defined in Section 3(b)).

E. The Guarantor wishes to reaffirm its guarantee of the Obligations as amended by this Agreement.

THEREFORE, in fulfillment of the foregoing, the Borrower, the Guarantor, the Agent, the Issuing Bank, and the Banks hereby agree as follows:

Section 1. Definitions; References. Unless otherwise defined in this Agreement, each term used in this Agreement which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

Section 2. Amendments. Upon the satisfaction of the conditions specified in Section 7 of this Agreement, and, unless otherwise specified, effective as of the date set forth above, the Credit Agreement is amended as follows:

(a) A new definition of “2012 Indenture Documents” and “Amendment No. 1” shall be added in Section 1.1 of the Credit Agreement to read in its entirety as follows:

“2012 Indenture Documents” means the Indenture to be entered into by the Borrower, the Guarantor, and a trustee, relating to the issuance of unsecured convertible senior notes due 2017 pursuant to documentation containing terms substantially similar to the description of notes attached as Exhibit A to the Amendment No. 1 with such changes and deviations therefrom as the Agent shall approve (such approval not to be unreasonably withheld, conditioned or delayed), and any additional supplemental indenture that is substantially similar thereto, relating to the issuance of unsecured convertible senior notes due 2017.

“Amendment No. 1” means the Amendment No. 1 and Consent dated as of February 28, 2012 among Borrower, Stone Energy Offshore, L.L.C., a Delaware limited liability company, the financial institutions party thereto as Banks, the Agent and the Issuing Bank.

(b) The definitions of “Permitted Notes” and “Permitted Notes Documents” shall be amended and restated in their entirety as follows:

“Permitted Notes” means any unsecured Debt issued pursuant to the 2004 Indenture Documents, the 2010 Indenture Documents, the 2012 Indenture Documents or other Approved Indenture Documents.

“Permitted Notes Documents” means the 2004 Indenture Documents, the 2010 Indenture Documents, the 2012 Indenture Documents and any other Approved Indenture Documents.

(c) Section 6.2(j) of the Credit Agreement shall be amended to replace “$800,000,000” with “$900,000,000”.

Section 3. Consents.

(a) Notwithstanding anything to the contrary contained in the Credit Agreement or any other Credit Document (other than Sections 2.2(a) and 6.2(j) of the Credit Agreement, as amended by this Agreement), the Secured Parties hereby consent to the issuance by the Borrower of the 2012 Notes and the guaranty thereof by the Guarantors, pursuant to documentation containing terms substantially similar to the description of notes attached hereto as Exhibit A, with such changes and deviations therefrom as the Agent shall approve (such approval not to be unreasonably withheld, conditioned or delayed); provided that if the Borrower elects, upon the conversion of any 2012 Notes, (x) to settle such converted 2012 Notes with cash in lieu of Equity Interests, or (y) to settle such converted 2012 Notes with Equity Interests repurchased by the Borrower with cash, such cash payment or cash repurchase may be made from the proceeds of the Options, and any cash payment or cash repurchase in excess of such proceeds shall be subject to and comply with the requirements of clauses (i) and (ii) of Section 6.5(c) of the Credit Agreement relating to prepayments, redemptions, or defeasances of Debt. In furtherance of the foregoing consent, it is understood and agreed by the Secured Parties, that the 2012 Notes will be priced at market terms at the time of issuance thereof.

(b) Notwithstanding anything to the contrary contained in the Credit Agreement or any other Credit Document, the Secured Parties hereby consent to the execution and delivery by the Borrower of, and performance by the Borrower of all its obligations and exercise of its rights under, one or more bond hedge call options entered into in connection with the issuance of the 2012 Notes (the “Options”) and separate warrant transactions (the “Warrants”) pursuant to documentation in form and substance substantially similar to the documentation provided to the Agent prior to the date of this Agreement, with such changes and deviations therefrom as Agent shall approve, such approval not to be unreasonably withheld, conditioned or delayed; provided that the premiums paid by the Borrower in respect of the Options on the closing date for the initial issuance of the 2012 Notes shall not exceed the premiums received by the Borrower for the Warrants on the Premium Payment Date (as defined in the documentation relating to such Warrants) by more than $50,000,000. For the avoidance of doubt, (i) the execution, delivery and performance of the Options and the Warrants including the repurchase of shares to satisfy obligations under the Warrant shall not constitute Restricted Payments, provided that any repurchase of shares to satisfy obligations under the Warrants shall be subject to and comply with the requirements of clauses (i) and (ii) of Section 6.5(c) of the Credit Agreement and (ii) neither the Options nor the Warrants shall constitute “Debt.”

Section 4. Reaffirmation of Liens.

(a) Each of the Borrower and the Guarantor (i) is party to certain Security Documents securing and supporting the Borrower’s and Guarantor’s obligations under the Credit Documents, (ii) represents and warrants that it has no defenses to the enforcement of the Security Documents and that according to their terms the Security Documents will continue in full force and effect to secure the Borrower’s and Guarantor’s obligations under the Credit Documents, as the same may be amended, supplemented, or otherwise modified, and (iii) acknowledges, represents, and warrants that the liens and security interests created by the Security Documents are valid and subsisting and create an Acceptable Security Interest in the Collateral to secure the Borrower’s and Guarantor’s obligations under the Credit Documents, as the same may be amended, supplemented, or otherwise modified.

(b) The delivery of this Agreement does not indicate or establish a requirement that any Guaranty or Security Document requires the Borrower’s or any Guarantor’s approval of amendments to the Credit Agreement.

Section 5. Representations and Warranties. Each of the Borrower and the Guarantor represents and warrants to the Agent and the Banks that:

(a) the representations and warranties set forth in the Credit Agreement and in the other Credit Documents are true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that such materiality qualifier shall not apply if such representation or warranty is already subject to a materiality qualifier in the Credit Agreement or such other Credit Document;

(b) (i) the execution, delivery, and performance of this Agreement are within the corporate or limited liability company power, as appropriate, and authority of the Borrower and Guarantor and have been duly authorized by appropriate proceedings and (ii) this Agreement constitutes a legal, valid, and binding obligation of the Borrower and Guarantor, enforceable against the Borrower and Guarantor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; and

(c) as of the effectiveness of this Agreement and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

Section 6. Reaffirmation of Guaranty. The Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Stone Offshore Guaranty are in full force and effect and that the Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations (subject to the terms of the Stone Offshore Guaranty), as such Obligations may have been amended by this Agreement. The Guarantor hereby acknowledges that its execution and delivery of this Agreement do not indicate or establish an approval or consent requirement by the Guarantor under the Stone Offshore Guaranty in connection with the execution and delivery of amendments, modifications or waivers to the Credit Agreement, the Notes or any of the other Credit Documents.

Section 7. Effectiveness. This Agreement shall become effective as of the date hereof, and the Credit Agreement shall be amended as provided herein, upon the occurrence of all of the following: (a) the Majority Banks’, the Borrower’s, and the Guarantor’s duly and validly executing originals of this Agreement and delivery thereof to the Agent, (b) the representations and warranties in this Agreement being true and correct in all material respects before and after giving effect to this Agreement, and (c) the Borrower’s having paid all costs, expenses, and fees which have been invoiced and are payable pursuant to Section 9.4 of the Credit Agreement or any other written agreement.

Section 8. Post-Closing Obligation. No later than the date of issuance of the 2012 Notes, or such later date as shall be agreed to by the Agent in its sole discretion, the Borrower shall deliver to the Agent a favorable opinion of Vinson & Elkins LLP, counsel to the Credit Parties, regarding the absence of a conflict under the 2012 Indenture Documents with the Credit Documents in form and substance satisfactory to the Agent. Failure to deliver such opinion shall be an Event of Default as of the date specified in the foregoing sentence without giving effect to any grace period.

Section 9. Effect on Credit Documents. Except as amended herein, the Credit Agreement and the Credit Documents remain in full force and effect as originally executed, and nothing herein shall act as a waiver of any of the Agent’s or Banks’ rights under the Credit Documents, as amended. This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement may be a Default or Event of Default under other Credit Documents.

Section 10. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Section 11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original.

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THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED as of the date first set forth above.

BORROWER:

STONE ENERGY CORPORATION

By:	/s/ David H. Welch
Name:	David H. Welch
Title:	President and Chief Executive Officer

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Senior Vice President and Chief Financial Officer

GUARANTOR:

STONE ENERGY OFFSHORE, L.L.C.

By:	/s/ David H. Welch
Name:	David H. Welch
Title:	President and Chief Executive Officer

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Senior Vice President and Chief Financial Officer

AGENT AND ISSUING BANK:

BANK OF AMERICA, N.A., as Agent and Issuing Bank

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

BANKS:

BANK OF AMERICA, N.A.

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

NATIXIS

By:	/s/ Liana Tchernysheva
Name:	Liana Tchernysheva
Title:	Managing Director

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Managing Director

THE BANK OF NOVA SCOTIA

By:	/s/ Marc Graham
Name:	Marc Graham
Title:	Director

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Nancy G. Moragas
Name:	Nancy G. Moragas
Title:	Sr. Vice President

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Bebi Yasin
Name:	Bebi Yasin
Title:	Authorized Signatory

BARCLAYS BANK PLC

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Daria Mahoney
Name:	Daria Mahoney
Title:	Vice President

IBERIABANK

By:	/s/ Cameron D. Jones
Name:	Cameron D. Jones
Title:	Vice President

EXHIBIT A

DESCRIPTION OF NOTES

DESCRIPTION OF THE NOTES

The Notes will be issued under an indenture to entered into between Stone Energy Corporation, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, in a transaction not registered under the Securities Act.

The following description is only a summary of the material provisions of the Notes and the indenture. We urge you to read the indenture in its entirety because it, and not this description, define your rights as a holder of the Notes. You may request copies of this document as set forth under the caption “Where You Can Find More Information.”

When we refer to “Stone Energy Corporation,” “Stone Energy,” “we,” “our” or “us” in this section, we refer only to Stone Energy Corporation and not its subsidiaries (unless the context otherwise requires). In addition, all references to interest in this offering memorandum include additional interest, if any, payable pursuant to the provisions set forth below under the heading “—No Registration Rights; Additional Interest,” and additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations pursuant to the provisions set forth below under the heading “—Events of Default; Notice and Waiver.”

Brief Description of the Notes

The Notes will:

•	initially be limited to $250.0 million aggregate principal amount ($275.0 million aggregate principal amount if the initial purchasers exercise in full their option to purchase additional Notes);

•	bear interest at a rate of % per year, payable semi-annually in arrears, on March 1 and September 1 of each year, commencing on September 1, 2012;

•	be general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;

•

be convertible by you at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, only during certain periods or upon satisfaction of one of the conditions for conversion, as described under “—Conversion Rights,” into cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, based on an initial conversion rate of shares of our common stock per $1,000 principal amount of Notes (subject to adjustment as set forth in this offering memorandum), which represents an initial conversion price of approximately $ per share of our common stock;

•	not be subject to redemption at our option prior to maturity;

•

be subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as set forth under “—Fundamental Change Put”; and

•	be due on March 1, 2017, unless earlier converted or repurchased by us at your option.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction, certain significant changes in the composition of our board or a change in control of us, except to the extent described below under “—Conversion Rights—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change” and “—Fundamental Change Put.”

The Notes will not be redeemable at our option prior to their maturity. No sinking fund is provided for the Notes, and the Notes will not be subject to defeasance.

The Notes initially will be issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Notes will be shown on, and transfers of beneficial interests in the Notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global Notes held in DTC, see “—Form, Denomination and Registration—Global Notes, Book-Entry Form.”

If certificated Notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.

A holder of the Notes may not sell or otherwise transfer the Notes or any shares of our common stock issuable upon conversion of the Notes except in compliance with the provisions set forth below under “—No Registration Rights; Additional Interest” and “Transfer Restrictions.”

Additional Notes

We may, without the consent of the holders of the Notes, increase the aggregate principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number. The Notes offered by this offering memorandum and any additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional Notes may be issued if any event of default has occurred and is continuing with respect to the Notes.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Notes, together with any accrued and unpaid interest to, but excluding, the maturity date. With respect to global Notes, principal and any interest will be paid to DTC in immediately available funds. With respect to any certificated Notes, principal and any interest will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest

The Notes will bear interest at a rate of % per year. Interest will accrue from the date of original issuance of the Notes or from the most recent date to which interest has been paid or duly provided for. We will pay interest semi-annually, in arrears on March 1 and September 1 of each year, commencing on September 1, 2012, to holders of record at the close of business on the preceding February 15 and August 15, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay in cash accrued interest (excluding any additional interest) on any Notes when they are converted, except as described under “—Conversion Rights;” and

•

on the interest payment date that falls on the maturity date, we will pay any accrued and unpaid interest to the person to whom we pay the principal amount (rather than the record holder on the corresponding record date).

We will pay interest on:

•	global Notes to DTC in immediately available funds;

•	any certificated Notes having a principal amount of less than $2,000,000, by check mailed to the holders of those Notes; and

•

any certificated Notes having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these Notes duly delivered to the trustee at least five business days prior to the relevant interest payment date.

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or banks in the State of Texas are authorized or required by law or executive order to close or be closed.

To the extent lawful, payments of principal or interest (including additional interest, if any) on the Notes that are not made when due will accrue interest at the then applicable interest rate on the Notes from the required payment date.

Ranking

The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from the proceeds of such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

As of December 31, 2011, our total consolidated indebtedness was $620 million, of which approximately $45 million was secured indebtedness of ours and all of which was guaranteed by Stone Offshore. After giving effect to the issuance of the Notes (assuming no exercise of the initial purchasers’ option to purchase additional Notes) and the use of proceeds therefrom, our total consolidated indebtedness would have been $              million.

Conversion Rights

Holders may convert all or part of their Notes, in integral multiples of $1,000, based on an initial conversion rate of shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $ per share of our common stock), only during certain periods or upon the satisfaction of certain conditions as described below. The conversion rate will be subject to adjustment as described below. As described under “—Conversion Procedures—Settlement Upon Conversion,” upon conversion, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. You will have the right to convert Notes only under the following circumstances:

(1)	prior to December 1, 2016, on any date during any calendar quarter beginning after June 30, 2012 (and only during such calendar quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous calendar quarter;

(2)	prior to December 1, 2016, if we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase, for a period of 45 calendar days or less from the declaration date for such distribution, shares of our common stock at a price per share less than the average closing sale price of our common stock for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions;”

(3)	prior to December 1, 2016, if we distribute to all or substantially all holders of our common stock cash, other assets, securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, or if we engage in certain corporate transactions as described herein, each as described below in more detail under “—Conversion Upon Specified Corporate Transactions;”

(4)	prior to December 1, 2016, during the five consecutive business-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes for each trading day during such five trading-day period was less than 98% of the closing sale price of our common stock for each trading day during such five trading-day period multiplied by the then current conversion rate, as described in more detail below under “—Conversion Upon Satisfaction of Trading Price Condition;” or

(5)	on or after December 1, 2016, and prior to close of business on the second scheduled trading day immediately preceding the maturity date, without regard to the foregoing conditions.

The “closing sale price” of any share of our common stock on any trading day means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such day as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. In the absence of such a quotation, the closing sale price will be determined by a nationally recognized securities dealer retained by us for that purpose. The closing sale price will be determined without reference to extended or after hours trading. The “conversion price” on any day will equal $1,000, divided by the conversion rate in effect on that day.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The New York Stock Exchange or, if our common stock (or such other security) is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a closing sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest (excluding any additional interest) on the Notes. Accrued and unpaid interest (excluding any additional interest) and accrued tax original issue discount, if any, to the conversion date is deemed to be paid in full with the payment or delivery, as the case may be, of the cash, shares of our common stock or a combination thereof, as the case may be, upon conversion, rather than cancelled, extinguished or forfeited. With respect to any conversion of the Notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

If you convert after the close of business on the record date for an interest payment but prior to the open of business on the corresponding interest payment date, the record holder on the relevant record date will receive on the corresponding interest payment date the full amount of interest accrued and unpaid on your Notes, notwithstanding your conversion of those Notes prior to the interest payment date. However, except as provided in the next sentence, if you surrender your Notes for conversion after the close of business on a regular record date but prior to the open of business on the corresponding interest payment date, at the time you surrender your Notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your Notes following the close of business on the regular record date immediately preceding the maturity date;

•

if you convert your Notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to your Notes.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the Notes.

Conversion Upon Satisfaction of Sale Price Condition

Prior to December 1, 2016, you may surrender your Notes for conversion on any date during any calendar quarter beginning after June 30, 2012 (and only during such calendar quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous calendar quarter.

Conversion Upon Specified Corporate Transactions

Prior to December 1, 2016, you will have the right to convert your Notes if we:

•

distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase, for a period of 45 calendar days or less from the declaration date for such distribution, shares of our common stock at a price per share less than the average closing sale price of our common stock for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution; or

•

make a distribution to all or substantially all holders of our common stock cash, other assets, securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution.

We will notify holders at least 30 business days (or 10 business days if we elect physical settlement for related conversions as described under “—Conversion Procedures—Settlement Upon Conversion”) prior to the ex-date for any such distribution. Once we have given such notice, you may surrender your Notes for conversion at any time until the earlier of close of business on the business day preceding the relevant ex-date or any public announcement by us that such distribution will not take place. You may not convert any of your Notes based on this conversion contingency if you will otherwise participate in the distribution, without converting your Notes, at the same time and on the same terms as holders of our common stock as if you held a number of shares of our common stock per $1,000 principal amount of Notes equal to the applicable conversion rate, as a result of holding the Notes.

You will also have the right to convert your Notes if a fundamental change occurs. We will, to the extent practicable, notify holders at least 30 business days prior to the anticipated effective date for any such transaction. In such event, you will have the right to convert your Notes at any time beginning 30 business days prior to the date we notify holders as being the anticipated effective date of the transaction until the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

If you have submitted any or all of your Notes for repurchase in connection with a fundamental change, unless you have withdrawn such Notes in a timely fashion, your conversion rights on the Notes so subject to repurchase will expire at the close of business on the business day preceding the fundamental change repurchase date, unless we default in the payment of the repurchase price. If you have submitted any Notes for repurchase, such Notes may be converted only if you properly submit a withdrawal notice, and if the Notes submitted are evidenced by a global Note, you comply with appropriate DTC procedures.

Conversion Upon Satisfaction of Trading Price Condition

Prior to December 1, 2016, you may surrender your Notes for conversion during the five business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each trading day of such five trading-day period was less than 98% of the product of the closing sale price of our common stock for each trading day during such five trading-day period and the then current conversion rate.

The “trading price” per $1,000 principal amount of Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by us for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers; provided that if at least two such bids cannot reasonably be obtained by us, but one such bid can reasonably be obtained by us, this one bid will be used. If we cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then, for purposes of this conversion contingency only, the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the applicable conversion rate of the Notes multiplied by the closing sale price of our common stock on such determination date.

We will determine the trading price per $1,000 principal amount of Notes. We will have no obligation to make that determination unless a holder of Notes requests that we do so and provides reasonable evidence that the then current trading price of the Notes is less than the minimum trading price threshold. If a holder provides such request, we will, within two business days thereafter, determine the trading price per $1,000 principal amount of Notes for each trading day until the minimum trading price threshold is exceeded. If we do not so obtain bids when required, the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate on each trading day such failure occurs.

Conversion on or after December 1, 2016

On or after December 1, 2016, and prior to the close of business on the second scheduled trading day immediately preceding the maturity date, you may surrender your Notes for conversion at any time without regard to the foregoing conditions.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global Note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all transfer or similar taxes, if any, described below.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Notes or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the Notes to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any, described below.

The conversion date will be the business day on which you have satisfied all of the foregoing requirements. The Notes will be deemed to have been converted immediately prior to the close of business on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date, in the case of physical settlement (as defined below), or the last trading day of the relevant conversion period, in the case of combination settlement (as defined below).

You will not be required to pay any transfer or similar taxes due upon conversion other than any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of common stock, if any, due upon conversion in a name other than that of the converting holder. Certificates representing common stock will be issued and delivered only after all applicable transfer or similar taxes, if any, payable by you have been paid in full.

Settlement Upon Conversion

Upon conversion, we will pay or deliver, as the case may be, to converting holders in respect of each $1,000 principal amount of Notes being converted a “conversion settlement amount” in either solely cash (“cash settlement”), solely shares of our common stock (other than cash in lieu of any fractional shares) (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”) as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after December 1, 2016 will be settled using the same settlement method. Except for any conversions that occur on or after December 1, 2016, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for Notes converted on one conversion date to settle conversions in physical settlement, and choose for Notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the scheduled trading day immediately following the related conversion date (or in the case of any conversions occurring on or after December 1, 2016, no later than the close of business on the scheduled trading day immediately preceding December 1, 2016). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of Notes will be equal to $1,000. If we elect combination settlement, but we do not concurrently notify converting holders of the specified dollar amount per $1,000 principal amount of Notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount of at least $1,000.

The type and amount of consideration due upon conversion will be computed as follows:

•

if we elect physical settlement, we will deliver to converting holders in respect of each $1,000 principal amount of Notes being converted a number of shares of our common stock equal to the conversion rate (and cash in lieu of any fractional share as described below);

•

if we elect cash settlement, we will pay to converting holders in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days in the relevant conversion period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to converting holders in respect of each $1,000 principal amount of Notes being converted a conversion settlement amount equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days in the relevant conversion period (and cash in lieu of any fractional share as described below).

The “conversion period” means the 25 consecutive trading-day period:

•	with respect to conversion notices received on or after December 1, 2016, beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date; and

•	in all other cases, beginning on, and including, the third trading day following our receipt of your conversion notice.

The “daily settlement amount,” for each $1,000 principal amount of Notes, for each of the 25 consecutive trading days in the relevant conversion period, shall consist of:

•

cash equal to the lesser of (1) the maximum cash amount per $1,000 principal amount of Notes being converted to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 25 (such quotient the “daily measurement value”) and (2) the daily conversion value; and

•

to the extent the daily conversion value exceeds the daily measurement value, a number of shares of our common stock equal to (1) the difference between the daily conversion value and the daily measurement value, divided by (2) the volume-weighted average price of our common stock on such trading day.

The “daily conversion value” for any trading day in the applicable conversion period equals 1/25th of:

•	the conversion rate in effect on that trading day, multiplied by

•	the volume-weighted average price of our common stock on that trading day.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

The “volume-weighted average price” or “VWAP” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page SGY <EQUITY> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume-weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us. The “volume-weighted average price” or “VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Except as described under “—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change” and “—Change in the Conversion Rights Upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events”, if cash settlement or combination settlement is applicable, we will pay and/or deliver the consideration due upon conversion on the third business day immediately following the final trading day of the related conversion period (as defined above). If physical settlement is applicable, we will deliver the consideration due upon conversion on the third business day immediately following the related conversion date; provided that with respect to any conversion date occurring after February 15, 2017, settlement will occur on the maturity date.

We will not issue fractional shares of our common stock upon conversion of the Notes. Instead, we will pay cash in lieu of any fractional share based on the closing sale price of our common stock on the relevant conversion date, in the case of physical settlement, or on the final trading day of the relevant conversion period, in the case of combination settlement.

Conversion Rate Adjustments

We will adjust the conversion rate for the following events:

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be; and

OS1 =	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them to purchase, for a period of 45 calendar days or less from the declaration date for such distribution, shares of our common stock at a price per share less than the average closing sale price of our common stock for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-date for such distribution;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average closing sale price of our common stock for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-date for such distribution. To the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-date for such distribution had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion Upon Specified Corporate Transactions,” in determining whether any rights, options or warrants entitle the holders to purchase shares of our common stock at a price per share less than such average closing sale price for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, or other of our securities, assets or property to all or substantially all holders of our common stock, excluding:

•	dividends or distributions as to which adjustment is required to be effected in clause (1) or (2) above;

•

rights issued to all holders of our common stock pursuant to a rights plan, where such rights are not presently exercisable, trade with our common stock and the plan provides that holders of Notes will receive such rights along with any common stock received upon conversion of Notes;

•	dividends or distributions paid exclusively in cash, as to which an adjustment is required to be effected in clause (4) below; and

•	spin-offs described below in the fourth paragraph of this clause (3); then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

SP0 =	the average closing sale price of our common stock for the ten consecutive trading days immediately preceding, but excluding, the ex-date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, securities, assets or property distributed with respect to each outstanding share of our common stock immediately prior to the open of business on the ex-date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference between “SP0” and “FMV” is less than $1.00, in lieu of the foregoing increase, each holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock without having to convert its Notes, the amount and kind of our capital stock, evidences of our indebtedness or other of our securities, assets or property that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours that will be, upon distribution, listed on a U.S. national or regional securities exchange, which is referred to in this offering memorandum as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV + MP0
MP0

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for the spin-off;

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for the spinoff;

FMV =	the average closing sale price of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock for the ten consecutive trading days immediately following the ex-date for such spin-off (such period, the “valuation period”); and

MP0 =	the average of the closing sale prices of our common stock over the valuation period.

Any adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the close of business on the last day of the valuation period, but will be given effect as of the open of business on the ex-date for the spin-off. Because we will make the adjustment to the conversion rate at the end of the valuation period with retroactive effect, we will delay the settlement of any Notes, in the case of cash settlement or combination settlement, where the final day of the related conversion period occurs during the valuation period. In such event, we will pay or deliver, as the case may be, any cash and shares of our common stock due upon conversion (based on the adjusted conversion rate as described above) on the third business day immediately following the last trading day of the valuation period.

(4) If we pay any cash dividends or distributions exclusively in cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up), the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – C

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution;

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

SP0 =	the average closing sale price of our common stock for the ten consecutive trading days immediately preceding, but excluding, the ex-date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference between “SP0” and “C” is less than $1.00, in lieu of the foregoing increase, each holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of shares of our common stock without having to convert its Notes, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-date for such cash dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR1 =	the conversion rate in effect immediately after the close of business on the trading day immediately following the day such tender offer or exchange offer expires;

CR0 =	the conversion rate in effect immediately prior to the close of business on the trading day immediately following the day such tender offer or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

SP1 =	the average closing sale price of our common stock for the ten consecutive trading days next succeeding the date such tender or exchange offer expires (the “averaging period”);

OS1 =	the number of shares of our common stock outstanding immediately after the close of business on the date such tender or exchange offer expires (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer).

Any adjustment to the conversion rate under this clause (5) will be made immediately after the close of business on the last day of the averaging period, but will be given effect as of the open of business on the trading day next succeeding the date such tender offer or exchange offer expires. Because we will make the adjustment to the conversion rate at the end of the averaging period with retroactive effect, we will delay the settlement of any Notes, in the case of cash settlement or combination settlement, where the final day of the related conversion period occurs during the averaging period. In such event, we will pay or deliver, as the case may be, any cash and shares of our common stock due upon conversion (based on the adjusted conversion rate as described above) on the third business day immediately following the last day of the averaging period.

Notwithstanding the above, certain listing standards of the New York Stock Exchange may limit the amount by which we may increase the conversion rate pursuant to the events described in this section and as described in the section captioned “—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change.” These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the Notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the Notes are outstanding, regardless of whether we then have a class of securities listed on the New York Stock Exchange. Accordingly, in the event of an increase in the conversion rate above that which would result in the Notes, in the aggregate, becoming convertible into shares in excess of such limitations, we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations based on the closing sale price of our common stock on the relevant conversion date, in the case of physical settlement, or on the volume-weighted average price of our common stock on each trading day of the relevant conversion period in respect of which, in lieu of delivering shares of our common stock, we deliver cash pursuant to this paragraph, in the case of combination settlement.

To the extent that any stockholders’ rights plan (i.e., a poison pill) adopted by us is in effect upon conversion of the Notes, you will receive, in addition to any common stock due upon conversion, the rights under the applicable rights agreement. However, if, prior to any conversion, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable stockholders’ rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, securities, assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustments to the conversion rate if you participate (other than in the case of a share split or share combination), without having to convert your Notes, at the same time and upon the same terms as holders of our common stock and as a result of holding the Notes, in any of the transactions described above as if you held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of Notes held by you.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

“Ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-date as described above, and a holder that has converted its Notes on or after such ex-date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Conversion Procedures—Settlement Upon Conversion” based on an adjusted conversion rate for such ex-date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States Federal Income and Estate Tax Considerations.”

We will not be required to make an adjustment to the conversion rate unless the adjustment would require a change of at least 1% to the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, we will take such carried-forward adjustments into account in any subsequent adjustment, and we will make such carried forward adjustments, regardless of whether the aggregate adjustment is less than

1%, (a) annually on the anniversary of the first date of original issuance of the Notes and otherwise (b)(1) upon conversion of any Notes, (2) with respect to any converted Notes, on each trading day in any relevant conversion period and (3) immediately prior to any fundamental change repurchase date.

We are permitted to increase the conversion rate of the Notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

If we adjust the conversion rate pursuant to the above provisions, we will deliver a notice to the trustee and record holders of the Notes containing the relevant information.

Change in the Conversion Rights Upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of us and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of the Notes as set forth under “—Conversion Procedures—Settlement Upon Conversion” above and (ii)(x) any amount otherwise payable in cash upon conversion of the Notes as set forth under “—Conversion Procedures—Settlement Upon Conversion” above will continue to be payable in cash, (y) the number of shares of our common stock, if any, otherwise deliverable upon conversion of the Notes as set forth under “—Conversion Procedures—Settlement Upon Conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the volume-weighted average price will be calculated based on the value (determined in a reasonable manner selected in good faith by the Company) of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Notes will become convertible will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments ofPrices

Whenever any provision of the indenture requires us to calculate the closing sale prices, the volume-weighted average price, the daily conversion values or the daily settlement amounts over, or based on, a span of multiple days (including a conversion period, valuation period or averaging period), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-date of the event occurs, at any time during the period when the closing sale prices, the volume-weighted average prices, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change

If and only to the extent you elect to convert your Notes in connection with a fundamental change described in clause (1), (2) (without giving effect to the proviso in such clause (2)) or (4) under the definition of a fundamental change described below under “—Fundamental Change Put,” which we refer to as a “make-whole fundamental change,” we will increase the conversion rate as described below. The number of additional shares by which the conversion is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the make-whole fundamental change becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share for our common stock in such make-whole fundamental change. If holders of our common stock receive only cash in any transaction described in clause (2) of the definition of fundamental change, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be equal to the average of the closing sale prices of our common stock on the five trading days prior to, but excluding, the effective date of such make-whole fundamental change. We will notify holders of the anticipated effective date of any make-whole fundamental change at least 10 business days prior to such anticipated effective date, to the extent practicable.

A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion date occurs on or following the effective date of the make-whole fundamental change but before the close of business on the business day immediately preceding the related fundamental change repurchase date (as specified in the notice of a fundamental change described under “—Fundamental Change Put”).

Upon surrender of Notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Procedures—Settlement Upon Conversion.” However, if the consideration received by holders of our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of Notes following the effective date of such make-whole fundamental change, the conversion settlement amount will be calculated based solely on the “stock price” (as defined above) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date.

The number of additional shares will be adjusted in the same manner and at the same time as any adjustment to the conversion rate as described above under “—Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the number of additional shares by which the conversion rate shall be increased upon conversion in connection with a make-whole fundamental change:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
, 2012
March 1, 2013
March 1, 2014
March 1, 2015
March 1, 2016
March 1, 2017

The exact stock price and effective date may not be set forth on the table, in which case, if the stock price is:

•

between two stock prices on the table or the effective date is between two effective dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 360-day year;

•	greater than $ per share (subject to adjustment in the same manner and at the same time as the stock prices in the table above), the conversion rate will not be increased; or

•	less than $ per share (subject to adjustment in the same manner and at the same time as the stock prices in the table above), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed          per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate.

Our obligation to deliver additional shares as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Notwithstanding the above, certain listing standards of the New York Stock Exchange may limit the amount by which we may increase the conversion rate pursuant to a make-whole fundamental change as described in this section. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the Notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the Notes are outstanding, regardless of whether we then have a class of securities listed on the New York Stock Exchange. Accordingly, in the event of an increase in the conversion rate above that which would result in the Notes, in the aggregate, becoming convertible into shares in excess of such limitations, we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations based on the closing sale price of our common stock on the relevant conversion date, in the case of physical settlement, or on the volume-weighted average price of our common stock on each trading day of the relevant conversion period in respect of which, in lieu of delivering shares of our common stock, we deliver cash pursuant to this paragraph, in the case of combination settlement.

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered, and not withdrawn, a written repurchase notice. The Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The fundamental change repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a record date and on or prior to the corresponding interest payment date, the full amount of interest due will be paid on the interest payment date to the holder of record on the record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of Notes to be repurchased.

We may be unable to repurchase your Notes for cash upon a fundamental change. Our ability to repurchase the Notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1)	the consummation of any transaction (other than any transaction described in clause (2) below whether or not the proviso therein applies) the result of which is that any “person” or “group” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock is converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person or group other than any of our subsidiaries; provided, however, that none of the transactions described in clauses (A), (B) or (C) shall constitute a fundamental change if the holders of more than 50% of our common stock immediately prior to such transaction own, directly or indirectly, more than 50% of the common equity of the continuing or surviving or transferee entity or any direct or indirect parent thereof immediately after the consummation of such transaction; or

(3)	the adoption of a plan relating to our liquidation or dissolution; or

(4)	our common stock (or other common stock or depositary shares or receipts in respect thereof underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any other national securities exchange or automated quotation system (or any of their respective successors).

Notwithstanding the foregoing, any transaction or event described in clause (1) or (2) above will not constitute a fundamental change if, in connection with such transaction or event, or as a result thereof, at least 90% of the consideration paid or exchanged for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) consists of shares of common stock or depositary shares or receipts in respect thereof traded on any of The New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or any other national securities exchange or automated quotation system (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the relevant transaction) and, as a result of such transaction, the Notes become convertible into cash, reference property comprised of such consideration or a combination of cash and such reference property as described under “—Conversion Rights—Change in the Conversion Rights Upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events” above.

The definition of “fundamental change” includes a phrase relating to the sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase

“substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease or other transfer of less than all of our assets and those of our subsidiaries, taken as a whole, to another person may be uncertain.

On or before the 10th calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes on the date of the fundamental change at their addresses shown in the register of the registrar, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes.

The fundamental change repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 calendar days after the date of such notice of a fundamental change.

To exercise your repurchase right, you must deliver, prior to the close of business, on the business day immediately preceding the fundamental change repurchase date, a written notice to the trustee or paying agent of your exercise of your repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must state:

•

if you hold a beneficial interest in a global Note, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the Notes to be repurchased;

•	the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

You may withdraw your repurchase notice at any time prior to the close of business on the business day immediately preceding the fundamental change repurchase date by delivering a written notice of withdrawal to the trustee or paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Note, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the withdrawn Notes;

•	the principal amount of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the fundamental change repurchase price for Notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the trustee or paying agent, as the case may be. Payment of the fundamental change repurchase price for the Notes will be made on the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.

If the trustee or paying agent holds on the fundamental change repurchase date cash sufficient to pay the fundamental change repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the fundamental change repurchase date:

•

the Notes being repurchased will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of the repurchased Notes will terminate, other than the right to receive the fundamental change repurchase price upon delivery or transfer of such Notes.

In connection with any repurchase, we will, to the extent applicable:

•

comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes, and any such compliance that conflicts with the requirements of the indenture will be deemed to comply with the indenture;

•	file a Schedule TO or any other schedule required under the Exchange Act; and

•	comply with all other federal and state securities laws in connection with our repurchase of the Notes.

No Notes may be repurchased at your option upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the fundamental change repurchase date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such Notes).

This fundamental change repurchase right could discourage a potential acquirer of Stone Energy. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Notes.

Consolidation, Merger and Sale of Assets by Stone Energy

The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•

either (a) we are the surviving or continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all of our obligations under the Notes and the indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Stone Energy is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Stone Energy, and, except in the case of a lease, Stone Energy shall be discharged from its obligations under the Notes and the indenture.

This covenant includes a phrase relating to the sale, conveyance, transfer or lease of the property and assets of Stone Energy “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the indenture and the Notes, or under the laws of Delaware, Stone Energy’s state of incorporation. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of Stone Energy may be uncertain.

An assumption by any person of Stone Energy’s obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•	we fail to pay any interest on the Notes when due and such failure continues for a period of 30 calendar days;

•	we fail to pay principal of the Notes when due at maturity, or we fail to pay the fundamental change repurchase price payable in respect of any Notes when due;

•

we fail to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, as the case may be, upon the conversion of any Notes and such failure continues for five days following the scheduled settlement date for such conversion;

•	we fail to comply with the covenant set forth above under “—Consolidation, Merger and Sale of Assets by Stone Energy;

•

we fail to provide any required notice of any transaction described above under “—Conversion Rights— Conversion Upon Specified Corporate Transactions” and such failure continues for five calendar days;

•

we fail to provide any required notice of the anticipated effective date or actual effective date of a fundamental change on a timely basis as required in the indenture and such failure continues for five calendar days;

•

we fail to perform or observe any other term, covenant or agreement in the Notes or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•

a failure to pay when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any indebtedness for borrowed money of Stone Energy or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) in an aggregate amount in excess of $20,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•

a final judgment for the payment in excess of $20,000,000 (or its foreign currency equivalent), excluding any amounts covered by insurance, rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 30 calendar days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

•

certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X).

We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal or interest on the Notes or defaults in the failure to deliver the consideration due upon conversion, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us, the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•

we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest on all Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest; and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•

all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

If any portion of the amount payable on the Notes upon such acceleration thereof as described above is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded equity component or otherwise), the court could disallow recovery of any such portion.

No holder of the Notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the Notes, unless:

•	the holder has given the trustee written notice of an event of default;

•

the holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the trustee to pursue the remedy, and offer reasonable security or indemnity against any cost, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding Notes.

Notwithstanding the foregoing, the indenture will provide, if we so elect, that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “—Reports,” will, at our option, for the 90 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “—No Registration Rights; Additional Interest” and will be payable in the same manner as additional interest accruing as a result of a registration default. The additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 90th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 90th day, if such event of default is continuing, such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default.

Waiver

The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, if certain requirements are satisfied, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest on any Notes when due;

•	our failure to convert any Notes into cash, shares of our common stock or a combination of cash and shares of our common stock, as the case may be, as required by the indenture;

•	our failure to pay the fundamental change repurchase price on the fundamental change repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding Note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change to:

•	change the maturity date of any Notes;

•	reduce the rate or extend the time for payment of interest on any Notes;

•	reduce the principal amount of any Notes;

•	reduce any amount payable upon repurchase of any Notes upon a fundamental change;

•	impair the right of a holder to receive payment with respect to any Notes or institute suit for payment of any Notes;

•	change the currency in which any Note is payable;

•	change our obligation to repurchase any Notes upon a fundamental change in a manner adverse to the holders;

•

affect the right of a holder to convert any Notes into cash, shares of our common stock or a combination of cash and shares of our common stock, as the case may be, or reduce the number of shares of our common stock or amount of property, including cash, receivable upon conversion pursuant to the terms of the indenture; or

•	reduce the percentage of the Notes required for consent to any modification or waiver of the indenture.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to, among other things:

•

provide for conversion rights of holders of the Notes and our repurchase obligations in connection with a fundamental change and/or in the event of any events described under “—Conversion Rights—Change in the Conversion Rights Upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events”;

•	secure the Notes;

•

provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	surrender any right or power conferred upon us;

•	add to our covenants for the benefit of the holders of the Notes;

•

cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the Notes contained in this offering memorandum, as supplemented by the related pricing term sheet, will be deemed not to adversely affect the interests of the holders of the Notes;

•

make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not adversely affect the interests of the holders of the Notes in any material respect;

•	increase the conversion rate;

•	add guarantees of obligations under the Notes; and

•	provide for a successor trustee.

Other

The consent of the holders of Notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to provide to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded, to the extent known by a responsible officer of the trustee, (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the indenture.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement. Any Notes repurchased by us may be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any Notes surrendered for cancellation to the trustee may not be reissued or resold and will be promptly cancelled.

Rule 144A Information

We will, so long as any of the Notes or any shares of our common stock issuable upon conversion thereof will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the trustee and we will, upon written request, provide to any holder, beneficial owner or prospective purchaser of such Notes or any shares of our common stock issuable upon conversion of such Notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares of our common stock pursuant to Rule 144A under the Securities Act (“Rule 144A”).

Reports

We shall deliver to the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The filing of these reports with the SEC through its EDGAR database within the time periods for filing the same under the Exchange Act (taking into account any applicable grace periods provided thereunder) will satisfy our obligation to furnish those reports to the trustee.

Delivery of these reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including Stone Energy’s compliance with any of its covenants in this Indenture (as to which the trustee is entitled to rely exclusively on an officers’ certificate).

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar

We have appointed The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, as paying agent, conversion agent, Notes registrar and custodian for the Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign. The Bank of New York Mellon Trust Company, N.A. acts as trustee for certain of our outstanding debt securities.

Computershare Trust Company, N.A., is the transfer agent and registrar for our common stock.

Governing Law

The Notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

No Stockholder Rights for Holders of Notes

Holders of Notes, as such, will not have any rights as stockholders of Stone Energy (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

Notices

Except as otherwise provided in the indenture, notices to holders of the Notes will be given by mail to the addresses of holders of the Notes as they appear in the Notes register, or, with respect to global Notes, to DTC in accordance with its rules and procedures.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of Stone Energy, as such, will have any liability for any obligations of Stone Energy under the Notes or the indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Calculations in Respect of the Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the closing sale price or volume-weighted average price of our common stock, daily settlement amounts, daily conversion values, accrued interest payable on the Notes and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Notes upon the request of that holder.

Form, Denomination and Registration

The Notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes, Book-Entry Form

The Notes will be evidenced by one or more global Notes. We will deposit the global Notes with DTC and register the global Notes in the name of Cede & Co., as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Notes to such persons may be limited.

Beneficial interests in a global Note held by DTC may be held only through participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Note, Cede & Co. for all purposes will be considered the sole holder of such global Note. Except as provided below, owners of beneficial interests in a global Note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Note.

We will pay principal of and interest on, and the fundamental change repurchase price of, a global Note to Cede & Co., as the registered owner of the global Note, by wire transfer of immediately available funds on the maturity date, each interest payment date or fundamental change repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the Notes, including the presentation of the Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Notes are credited, and only in respect of the principal amount of the Notes represented by the global Notes as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures and may discontinue these procedures at any time. Notes in physical, fully-registered certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if (i) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global Notes and a successor depositary is not appointed within 60 days; (ii) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or (iii) an event of default with respect to the Notes has occurred and is continuing and DTC requests that the Notes be issued in physical, certificated form.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Restrictions on Transfer, Legends

The Notes and any shares of common stock that are issued upon conversion will be subject to certain restrictions on transfer, as described below under “Transfer Restrictions.” The Notes and share certificates will bear a legend regarding such transfer restrictions.

No Registration Rights; Additional Interest

We will not file a shelf registration statement for the resale of the Notes or any shares of common stock issuable upon conversion of the Notes. As a result, you may only resell your Notes or such common stock pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Under Rule 144 as currently in effect, a person who acquired Notes from us or our affiliate and who has beneficially owned Notes or shares of our common stock issued upon conversion of the Notes for at least one year is entitled to sell such Notes or shares of our common stock without registration, but only if such person is not deemed to have been our affiliate at the time of, or at any time during three months preceding, the sale. Furthermore, under Rule 144, a person who acquired Notes from us or our affiliate and who has beneficially owned Notes or shares of our common stock issued upon conversion of the Notes for at least six months is entitled to sell such Notes or shares of our common stock without registration, so long as (i) such person is not deemed to have been our affiliate at the time of, or at any time during three months preceding, the sale and (ii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve months preceding such sale (other than current reports on Form 8-K). If we are not current in filing our Exchange Act reports, a person who acquires from us or our affiliate Notes or shares of our common stock issued upon conversion of the Notes could be required to hold such Notes or shares of our common stock for up to one year following such acquisition. If we are not current in filing our Exchange Act reports, a person who is our affiliate and who owns Notes or shares of our common stock issued upon conversion of the Notes could be required to hold such Notes or shares of our common stock indefinitely.

If, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Notes, we fail to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or the Notes are not otherwise freely tradable by holders other than our affiliates or persons that were our affiliates during the immediately preceding three months as a result of restrictions pursuant to U.S. securities law or the terms of the indenture or the Notes, we will pay additional interest on the Notes. Additional interest will accrue on the Notes at the rate of 0.50% per annum of the principal amount of Notes outstanding for each day during such period for which our failure to file has occurred and is continuing.

Further, if, and for so long as, the restrictive legend on the Notes has not been removed or otherwise made inapplicable or the Notes are not freely tradable by holders other than our affiliates or persons that were our affiliates during the immediately preceding three months (without restrictions pursuant to U.S. securities law or the terms of the indenture or the Notes) as of the 366th day after the last date of original issuance of the Notes, we will pay additional interest on the Notes at a rate equal to 0.50% per annum of the principal amount of Notes outstanding until the Notes are freely tradable as described above. We will agree to use our reasonable best efforts to get the Notes assigned an unrestricted CUSIP as of the 366th day after the last date of original issuance of the Notes.

We cannot assure you that we will be able to remove the restrictive legend from the Notes or from any shares of our common stock issued upon conversion of the Notes.

Any Note or common stock issued upon the conversion or exchange of a Note that is repurchased or owned by any affiliate of us may not be resold by such affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or common stock, as the case may be, no longer being a “restricted security” (as defined in Rule 144). We will cause any Note that is repurchased or owned by us to be surrendered to the trustee for cancellation as described under “—Repurchase and Cancellation” above.

The Notes will be issued with a restricted CUSIP number.

Additional interest pursuant to the foregoing provisions will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the Notes and will be in addition to any additional interest that may accrue at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default; Notice and Waiver.”